Exhibit 4.1

Execution Copy

GLASSBRIDGE ENTERPRISES, INC.

SERIES 1 RESTRICTED STOCK UNIT AGREEMENT

This Series 1 Restricted Stock Unit Award Agreement (“Agreement”) is made and entered into as of September 25, 2023 (the “Grant Date”), by and between GlassBridge Enterprises, Inc., a Delaware corporation (the “Company”), and Tacora Capital, LP, a Delaware limited partnership (the “Awardee”).

WITNESSETH:

WHEREAS, the Company and Awardee are parties to that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which, among other things, the Company has agreed to issue, sell and deliver to the Awardee, and Awardee has agreed to purchase, up to 25,000 Series 1 restricted stock units (“Restricted Stock Units”) on the terms and conditions set forth therein and herein;

WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, the Company desires to grant to Awardee 7,500 Restricted Stock Units as of the date hereof in exchange for $25,000 (the “Purchase Price”).

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1. Issuance of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and delivery to the Company of the Purchase Price in accordance with the Purchase Agreement, the Company hereby issues, sells and delivers to the Awardee 7,500 Restricted Stock Units. From and after the date hereof, the Company shall issue, sell and deliver to the Awardee additional Restricted Stock Units at such times and on such terms as are set forth in the Purchase Agreement.

2. Payment of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement, from and after the third (3rd) anniversary of the Grant Date, upon written notice to the Company (the “Cash-Out Notice”), the Awardee shall have the right to receive for the Restricted Stock Units then held by the Awardee an amount equal to the product of (a) the excess of (i) the Fair Market Value (as defined below) of one share (each, a “Share”) of Common Stock of the Company as of the Business Day immediately preceding the date on which the Cash-Out Notice is delivered to the Company minus (ii) $164.95 multiplied by (b) the number of Restricted Stock Units then being cashed out by the Awardee (the “Cash-Out Amount”). The Cash-Out Notice shall state the number of Restricted Stock Units that the Awardee is then cashing out. The Company shall have thirty (30) days after its receipt of the Cash-Out Notice to pay to the Awardee the Cash-Out Amount, which payment shall be made by wire transfer of immediately available funds to an account identified by the Awardee in the Cash-Out Notice.

For purposes hereof, “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(a) If the Shares are listed on one or more established stock exchanges or national market systems, including without limitation, the New York Stock Exchange and the Nasdaq Stock Market, its Fair Market Value shall be the five-day average closing price of public market sales for such Shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Company deems reliable;

(b) If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the five-day average closing price of public market sales for such Shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Company deems reliable; or

(c) In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Company in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such sale, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Company determines to be indicative of Fair Market Value and relevant.

3. No Rights as a Shareholder. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Awardee to voting rights, dividends or any other rights associated with ownership of Shares.

4. Regulation by the Company. This Agreement and the Restricted Stock Units shall be subject to the administrative procedures and rules as the Company shall adopt. All decisions of the Company upon any question arising under this Agreement shall be conclusive and binding upon the Awardee.

5. Amendment. The Company may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Awardee’s rights or entitlements with respect to the Restricted Stock Units shall be effective without the prior written consent of the Awardee.

6. Awardee Acknowledgment. Awardee has reviewed this Award in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award, and fully understands all provisions of the Award. By executing this Agreement the Awardee hereby agrees to be bound by all of the terms of this Agreement.

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7. Further Assurances. The Company and Awardee will execute and deliver such further documents and instruments and will take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

8. Adjustment to Shares. Subject to any required action by shareholders of the Company, the number of shares of common stock covered by each outstanding Restricted Stock Unit shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of shares, including, but not limited to, a stock split, reverse stock split, recapitalization, continuation or reclassification, or the payment of a stock dividend (but only on the stock) or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company. Any fraction of a Share subject to a Restricted Stock Unit that would otherwise result from an adjustment pursuant to this Section 8 shall be rounded upward to the next full number of shares without other compensation or consideration to the holder of such Restricted Stock Unit.

9. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Company and Awardee concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter.

10. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Awardee, its successors and assigns, and shall inure to the benefit of and shall be binding upon the Company and its successors and assigns.

11. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

12. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

[Signature page follows]

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GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Daniel Strauss	9/25/2023
Its:	Chief Executive Officer	Date

TACORA CAPITAL, LP

By:	/s/ Keri Findley	9/25/2023
Its:	Authorized Signatory	Date

[Signature page to Series 1 Restricted Stock Unit Agreement]